Artisan Partners Asset Management Inc. Reports July 2026 Assets Under Management
Milwaukee, WI - August 11, 2026 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of July 31, 2026 totaled $183.0 billion. Artisan Funds and Artisan Global Funds accounted for $94.3 billion of total firm AUM, while separate accounts and other AUM1 accounted for $88.7 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of July 31, 2026 - ($ Millions)
Growth Team
Global Opportunities	$12,785
Global Discovery	1,893
U.S. Mid-Cap Growth	9,366
U.S. Small-Cap Growth	2,725
Franchise	1,037
Global Equity Team
Global Equity	415
Non-U.S. Growth	16,596
U.S. Value Team[3]
Value Equity	252
U.S. Mid-Cap Value	1,299
Value Income	4
International Value Group
International Value	58,179
International Explorer	1,295
Global Special Situations	39
Global Value Team
Global Value	39,737
Select Equity	1,080
Sustainable Emerging Markets Team
Sustainable Emerging Markets	3,397
Credit Team
High Income	14,328
Credit Opportunities	429
Floating Rate	296
Custom Credit Solutions	1,547
Developing World Team
Developing World	3,242
Antero Peak Group
Antero Peak	2,513
Antero Peak Hedge	248
International Small-Mid Team
Non-U.S. Small-Mid Growth	4,008
EMsights Capital Group
Global Unconstrained	2,026
Emerging Markets Debt Opportunities	1,571
Emerging Markets Local Opportunities	1,962
Grandview Property Partners
Grandview Property Partners[4]	776

Total Firm Assets Under Management ("AUM")	$183,045

1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM includes $373.9 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (generally reported on a lag not exceeding one quarter).
3 Artisan has commenced an orderly wind-down of the US Value team's strategies, with the process expected to continue throughout the third quarter.
4 Represents NAV plus uncalled and recallable capital.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global multi-asset investment platform providing a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.